UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

October 3, 2005
Date of Report
(Date of earliest event reported)

Novell, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-13351 (Commission File Number)	87-0393339 (IRS Employer Identification Number)

404 Wyman Street, Suite 500
Waltham, MA 02451
(Address of principal executive offices)

(781) 464-8000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 1.01 Entry into a Material Definitive Agreement.

On October 3, 2005, Novell, Inc. (“Novell”) entered into an employment arrangement with Thomas Francese, who will serve as Senior Vice President and President, Novell EMEA Operations. The arrangement provides for an annual base salary of $450,000, and a signing bonus of $300,000. Mr. Francese is eligible to participate in Novell's Executive Bonus Program with an annual target bonus of 100% of his base salary if performance goals are met, with 50% of his bonus for his first year of employment guaranteed. On October 3, 2005, Mr. Francese received a grant of 200,000 stock options with an exercise price of $7.45 per share. Half of the options vest over four years, and the other half vest when certain performance goals are satisfied. Mr. Francese also received the right to purchase 100,000 shares of restricted common stock for a purchase price of $.10 per share, half of which vest over three years and half of which vest when certain performance goals are satisfied. If such performance goals are not satisfied after six years, Novell will repurchase the restricted stock for a price equal to the original purchase price. Each year Mr. Francese is working in EMEA for Novell, he will receive (i) an annual cash allowance of $250,000 which is intended to compensate him for a portion of his expenses associated with housing, car, cost of living, continued maintenance of a residence in Texas, and the storage of his household goods, and (ii) reimbursement of up to $24,000 per year for the cost of family travel back to the United States. In the event Mr. Francese relocates to the United States for Novell, Novell will reimburse him up to $50,000 for the costs associated with such relocation.

Additionally, on October 3, 2005, Novell entered into an agreement with Mr. Francese that addresses his benefits in the event of an involuntary termination from Novell. Generally, in the event of involuntary termination of Mr. Francese's employment without cause in the absence of a change in control, the agreement will provide the following benefits: (i) payment by Novell of one and one-half of Mr. Francese's base salary; (ii) a prorated bonus for the year of termination; (iii) twelve months of continued health and dental coverage; (iv) accelerated vesting of that portion of Mr. Francese's outstanding stock options, if any, that would have vested within the one year period following the date of his termination; (v) accelerated vesting of the portion of Mr. Francese's outstanding restricted common stock, if any, that would have vested within the one year period from the date of his termination; and (vi) reimbursement for outplacement benefits that are actually provided, not to exceed 20% of Mr. Francese's base salary.

The change-in-control agreement also provides that in the event of an involuntary termination without cause in connection with a change in control of Novell, Mr. Francese will receive the following benefits: (i) payment by Novell of two times Mr. Francese's base salary and target bonus; (ii) a prorated bonus for the year of termination; (iii) 24 months of continued health and dental coverage; (iv) a lump sum cash payment of what Novell would have paid as matching contributions under the Novell 401(k) plan for 24 months after Mr. Francese's termination date; (v) payment of certain legal fees; (vi) outstanding restricted common stock, if any, and other equity rights, if any, will become fully vested; (vii) outstanding stock options, if any, will become fully vested; (viii) a lump sum payment equal to 20% of Mr. Francese's base salary which may be used to cover the costs of outplacement assistance; and (ix) if the payments provided to Mr. Francese exceed the amount that triggers the excise tax under section 4999 of the Tax Code by more than 10%, the payments will be grossed-up. Additionally, the agreement contains non-competition and non-solicitation provisions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novell, Inc. (Registrant)
Date: October 5, 2005	By /s/ Joseph A. LaSala, Jr. (Signature) Senior Vice President, General Counsel and Secretary (Title)